Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	Place of Incorporation
China HK Dalu Group Limited	Hong Kong
Sichuan Dalu Huazhan Commercial Operation Management Co., Ltd.	PRC
Sichuan Dalu Yinglianhua Property Management Co., Ltd.	PRC